Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FOURTH QUARTER & FULL YEAR 2016 RESULTS

Full-Year Revenues Increase 8% and Earnings Grow 94%

Newport Beach, CA – March 6, 2017 – American Vanguard Corporation (NYSE:AVD) today announced financial results for the fourth quarter and full year ended December 31, 2016.

Fiscal 2016 Fourth Quarter Financial Highlights – versus Fiscal 2015 Fourth Quarter:

•	Net sales were $87.5 million in Q4 2016 compared to $83.8 million in Q4 2015.

•	Net income was $3.9 million in Q4 2016 compared to $3.0 million in Q4 2015.

•	Earnings per diluted share were $0.13 in Q4 2016 compared to $0.10 in Q4 2015.

Fiscal 2016 Financial Highlights – versus Fiscal 2015:

•	Net sales were $312.1 million in FY 2016 compared to $289.4 million in FY 2015.

•	Net income was $12.8 million in FY 2016 compared to $6.6 million in FY 2015.

•	Earnings per diluted share were $0.44 in FY 2016 compared to $0.23 in FY 2015.

Eric Wintemute, Chairman and CEO of American Vanguard, stated: “Our improved performance in 2016 reflects a solid base business and disciplined management in spite of industry conditions, as low crop commodity prices continue to cause cautious purchasing of all crop inputs, including crop protection products. In 2016 our industry posted revenues that, on average, were about 7% below those of the prior year. In contrast, by following a practice of systematically reducing inventory to meet true demand, maintaining brand value, and optimizing our cost structures, this past year American Vanguard has been able to generate a sequential revenue increase of 8% and earnings growth of 94%.”

Mr. Wintemute continued: “We continue to see stable demand for many of our products both at home and abroad. Revenue growth in 2016 was driven mainly by our herbicide products and by our valuable non-crop portfolio. In addition, we have expanded domestic market access with our YES-Retail program and have promoted several new products in international regions and the US soybean market. Further, our operations team has continued to control manufacturing costs, and we have exceeded our inventory reduction target with a year-end level of $121 million. Improved sales, operating earnings and working capital management have enabled us to generate $125 million in cash over the last 2 years. Our improved cash flow has allowed us to reduce our debt to $41 million, increased our borrowing capacity and, as a result, positioned the Company for product acquisitions that we expect will likely emerge from the current round of industry consolidation.”

Mr. Wintemute concluded: “Our outlook for 2017 is positive. We anticipate a long planting season this Spring, following relatively temperate winter weather conditions, that often stimulate heavier pest pressure. We expect relative stability in the Midwest corn markets; this should drive sales of our corn soil insecticides and herbicides, given that channel inventory levels are now at close to historically normal levels. An expected 10% increase in U.S. cotton acreage favors our foliar insecticide and harvest aid products. Internationally, we are poised for modest growth driven by the market penetration of several newly acquired products. In our non-crop business, we also expect to experience continued expansion. We will, of course, continue to manage working capital and operational costs closely. However, given the shift to precision agriculture, it is important that we continue to invest in technology innovation, such as SIMPAS, as we did in 2016. Finally, we will continue to expand our international footprint through product acquisitions and strategic alliances such as our Hong Kong joint venture. In short, we will continue to do the things that have enabled us to improve our financial performance and balance sheet, while positioning ourselves for the future.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele, EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call from our manufacturing facility in Axis, Alabama, focusing on the financial results and strategic themes at 8:30 am ET on Tuesday, March 7, 2017. Interested parties may participate in the call by dialing (XXX) YYY-ZZZZ. Please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac-chemical.com	Lcati@equityny.com
(212) 836-9611

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

(In thousands, except share data)

	2016	2015
Assets
Current assets:
Cash and cash equivalents	$7,869	$5,524
Receivables:
Trade, net of allowance for doubtful accounts of $42 and $423, respectively	83,777	72,835
Other	3,429	2,554

	87,206	75,389

Inventories	120,576	136,477
Prepaid expenses	11,424	11,172

Total current assets	227,075	228,562
Property, plant and equipment, net	50,295	47,972
Intangible assets, net of applicable amortization	121,433	129,160
Other assets	31,153	29,576

Total assets	$429,956	$435,270

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of other notes payable	$—	$55
Current installments of other liabilities	26	514
Accounts payable	24,358	15,343
Deferred revenue	3,848	8,888
Accrued program costs	42,930	44,371
Accrued expenses and other payables	12,072	7,111
Income taxes payable	13,840	12,430

Total current liabilities	97,074	88,712
Long-term debt and other notes payable, excluding current installments	40,951	68,321
Other liabilities, excluding current installments	2,868	3,054
Deferred income tax liabilities, net	6,706	6,857

Total liabilities	147,599	166,944

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 31,819,695 shares in 2016 and 31,638,225 shares in 2015	3,183	3,164
Additional paid-in capital	71,699	68,534
Accumulated other comprehensive loss	(4,851)	(3,541)
Retained earnings	220,428	208,507

	290,459	276,664
Less treasury stock at cost, 2,450,634 shares in 2016 and in 2015	(8,269)	(8,269)

American Vanguard Corporation stockholders’ equity	282,190	268,395
Non-controlling interest	167	(69)

Total stockholders’ equity	282,357	268,326

Total liabilities and stockholders’ equity	$429,956	$435,270

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2016, 2015 and 2014

(In thousands, except per share data)

	2016	2015	2014
Net sales	$312,113	$289,382	$298,634
Cost of sales	183,825	177,480	184,138

Gross profit	128,288	111,902	114,496
Operating expenses	107,748	100,378	107,786

Operating income	20,540	11,524	6,710
Interest expense, net	1,623	2,562	3,066

Income before provision for income taxes and loss on equity investment	18,917	8,962	3,644
Income taxes expense (benefit)	5,540	2,009	(451)

Income before loss on equity investment	13,377	6,953	4,095
Less net loss from equity method investment	(353)	(636)	(29)

Net income	13,024	6,317	4,066
Net (income) loss attributable to non-controlling interest	(236)	274	775

Net income attributable to American Vanguard	$12,788	$6,591	$4,841

Earnings per common share—basic	$0.44	$0.23	$0.17

Earnings per common share—assuming dilution	$0.44	$0.23	$0.17

Weighted average shares outstanding—basic	28,859	28,673	28,436

Weighted average shares outstanding—assuming dilution	29,394	29,237	28,912

ANALYSIS OF SALES

Years ended December 31, 2016, 2015 and 2014

(In thousands)

	2016	2015	2014
Net sales:
Insecticides	$119,226	$117,180	$135,705
Herbicides/soil fumigants/fungicides	123,540	111,897	101,785
Other, including plant growth regulators	29,438	29,013	30,220

Total crop	272,204	258,090	267,710
Non-crop	39,909	31,292	30,924

	$312,113	$289,382	$298,634

Net sales:
U.S.	$228,854	$212,087	$224,928
International	83,259	77,295	73,706

Net sales:	$312,113	$289,382	$298,634

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2016, 2015 and 2014

(In thousands)

	2016	2015	2014
Increase cash
Cash flows from operating activities:
Net income	$13,024	$6,317	$4,066
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of fixed and intangible assets	16,327	16,474	16,332
Amortization of other long term assets	5,203	5,275	5,811
Amortization of discounted liabilities	16	140	324
Stock-based compensation	3,167	3,881	4,153
Excess tax benefit from share based compensation	(96)	(23)	(300)
Increase in deferred income taxes	(151)	27	2,619
Operating loss from equity method investment	353	629	983
Loss (gain) from dilution of equity method investment	—	7	(954)
Changes in assets and liabilities associated with operations:
(Increase) decrease in net receivables	(11,817)	13,034	(13,471)
Decrease (increase) in inventories	12,373	29,154	(25,801)
Increase in income tax receivable/payable, net	1,186	4,872	4,424
(Increase) decrease in prepaid expenses and other assets	(344)	2,082	(4,743)
Increase (decrease) in accounts payable	9,015	(5,068)	(19,951)
(Decrease) increase in deferred revenue	(5,040)	7,990	(2,890)
Increase (decrease) in other payables, accrued program costs and expenses	3,190	(6,223)	(4,697)

Net cash provided by (used in) operating activities	46,406	78,568	(34,095)

Cash flows from investing activities:
Capital expenditures	(10,630)	(6,899)	(7,180)
Investment	(3,283)	(125)	(500)
Acquisitions of intangible assets	(224)	(36,667)	—

Net cash used in investing activities	(14,137)	(43,691)	(7,680)

Cash flows from financing activities:
Payments under line of credit agreement	(107,600)	(121,400)	(44,600)
Borrowings under line of credit agreement	80,000	90,880	92,450
Payment on other long-term liabilities	(704)	(1,543)	(1,756)
Excess tax benefit from share based compensation	96	23	300
Repurchases of common stock	—	—	(1,531)
Proceeds from the issuance of common stock (sale of stock under ESPP and exercise of stock options)	241	317	1,666
Non-controlling interest contribution	—	—	299
Payment of cash dividends	(578)	(1,141)	(5,672)

Net cash (used in) provided by financing activities	(28,545)	(32,864)	41,156

Net increase (decrease) in cash and cash equivalents	3,724	2,013	(619)
Effect of exchange rate changes on cash	(1,379)	(1,374)	(1,176)
Cash and cash equivalents at beginning of year	5,524	4,885	6,680

Cash and cash equivalents at end of year	$7,869	$5,524	$4,885

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest	$1,748	$2,750	$2,298

Income taxes, net	$4,947	$(3,697)	$(8,206)